Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Jay Khetani, Vice President of Investor Relations (503) 946-4700
Website: http://www.precast.com

PRECISION CASTPARTS THIRD QUARTER FISCAL 2015 EARNINGS
SALES +5% TO $2.46 BILLION;
EPS OF $3.09, +5% PER SHARE FROM CONTINUING OPERATIONS

•
Organic sales up 2 percent year over year, despite headwinds from an aerospace customer's inventory actions, year-end shipment deferrals, softening oil & gas markets, and extended equipment maintenance

•	Sustained IGT growth, due to content expansion

PORTLAND, Oregon - January 22, 2015 - Precision Castparts Corp. (NYSE:PCP) reported its results for the third quarter of fiscal 2015:

Consolidated PCC
(Unaudited; in millions, except per share data)	Q3 FY15	Q3 FY14	Change
Sales	$2,459	$2,338	5%
Consolidated Operating Income	$670	$655	2%
Operating Income Margin	27.2%	28.0%	(80)	bp
Net Income from Continuing Operations[1]	$442	$430	3%
Earnings per Share - Continuing Operations (diluted)[1]	$3.09	$2.94	5%

“Our third quarter performance included some clear achievements, but we also faced some real challenges in several of our end markets,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. (PCC).  “On the plus side, we made solid progress on our production and development aircraft and engines programs, growing 6 percent year over year.  In addition, our 7 percent growth in industrial gas turbines outpaced the market, given our higher content on new and upgrade platforms, as well as providing a steady supply of spares to the installed base.

“On the other hand, we took longer than expected in performing an upgrade of a major forging press, which is now up and running and fully functional. In addition, some of our commercial aerospace customers with December year-ends deferred shipments to January. These deferred shipments will ship in the fourth quarter.

“The third quarter also presented us with some significant uncertainties with our oil & gas sales and with one of our large aerospace customers,” Donegan said. “We experienced rapid declines in demand from our oil & gas customers, and we cannot predict when this market will recover.  In addition, our visibility to this aerospace customer’s schedules is limited, and further reductions may occur.

“Factoring in the uncertainties we are facing, we currently expect our FY15 EPS from continuing operations to be in the range of $12.80 to $12.90,” Donegan said. “We will be initiating a formal annual

1 Attributable to PCC

guidance program with our Q4 earnings call in May. Our current outlook for FY16 is that our results will be below our previously stated EPS target range of $15.50 to $16.50, after including cash deployment to date. However, we expect that our FY16 EPS from continuing operations will demonstrate growth over FY15. We anticipate FY16 growth to be driven by effective leverage of IGT market share gains, aerospace build rate expansions, initial production of next-generation engines, and strong cash generation and deployment to acquisitions and share repurchases. Uncertainties that impact our FY15 and FY16 outlooks include military demand, customer inventory management, oil & gas demand and items such as currency and pension expense. A complete discussion of the impact of these dynamics will occur during our initial guidance presentation in May.”

Segment Results

Investment Cast Products
(Unaudited; in millions)	Q3 FY15	Q3 FY14	Change
Sales	$632	$609	4%
Operating Income	$229	$218	5%
Operating Margin	36.2%	35.8%	40	bp

•
Sales grew by 4 percent, driven primarily by increased commercial aerospace and industrial gas turbine (IGT) activity. Contractual pass-through pricing declined by $1 million year-over-year. Commercial aerospace sales increased by 2 percent due to strong positions on new and in-development commercial aircraft engine platforms. IGT sales improved by 10 percent, driven by the Company’s higher content on upgrade programs and new production turbines, as well as growing spares demand. Regional/ business jet sales were higher, with military shipments essentially flat.

•	The segment's operating income increased by 5 percent, and operating margins improved year over year from 35.8 percent to 36.2 percent, resulting from effective leverage of higher volumes.

Forged Products
(Unaudited; in millions)	Q3 FY15	Q3 FY14	Change
Sales	$1,029	$1,007	2%
Operating Income	$239	$257	(7)%
Operating Margin	23.2%	25.5%	(230)	bp

•
Sales improved by 2 percent, including a positive impact of approximately $10 million from alloy and revert selling prices, net of reductions in contractual pass-through pricing. Commercial aerospace sales grew by 1 percent; however, continued destocking at a single aerospace customer and late-quarter deferred shipments reduced the segment's aerospace growth by 7 percentage points. Power sales decreased by 5 percent, chiefly as the result of lower oil & gas demand late in the quarter and equipment maintenance.

•	Operating income dropped by 7 percent, while operating margins fell 230 basis points to 23.2 percent as a result of lower power sales and higher general industrial sales.

Airframe Products
(Unaudited; in millions)	Q3 FY15	Q3 FY14	Change
Sales	$798	$722	11%
Operating Income	$241	$216	12%
Operating Margin	30.2%	29.9%	30	bp

•
Sales grew by 11 percent, driven by 17 percent growth in commercial aerospace sales. Fastener operations continue to maintain a high level of activity to meet aerospace production schedules and to benefit from the rapid integration of the most recent acquisitions. Similarly, the aerostructures businesses saw further demand from its broad aerospace customer base, while ramping up production to support new contracts.

•	Operating income grew by 12 percent, and operating margins increased from 29.9 percent to 30.2 percent, driven by solid leverage of increased throughput and the benefit from acquisitions.

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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company’s web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://event.on24.com/r.htm?e=812396&s=1&k=6B0E900FA0162E2CD19B8D7EFF4B7756

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system’s compatibility any time prior to the call:
http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (888) 397-5355, Access Code: 3250711. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 3250711.
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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is a market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components, aerostructures and highly engineered, critical fasteners for aerospace applications.  In addition, the Company is a leading producer of airfoil castings for the industrial gas turbine market.  PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.

Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, and our ability to accelerate production levels to timely match order increases on new or existing programs; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; cybersecurity threats; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; the timing of new acquisitions; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; fluctuations in oil & gas prices and production; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.’s press releases are available on the Internet at Globe Newswire’s website - http://www.globenewswire.com or PCC’s home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS 1
(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net sales	$2,459	$2,338	$7,501	$7,017
Costs and expenses:
Cost of goods sold	1,629	1,533	4,915	4,622
Selling and administrative expenses	160	150	474	456
Interest expense	17	20	51	59
Interest income	(1)	(1)	(3)	(3)
Total costs and expenses	1,805	1,702	5,437	5,134
Income before income tax expense and equity in earnings of unconsolidated affiliates	654	636	2,064	1,883
Income tax expense	(210)	(204)	(667)	(607)
Equity in earnings of unconsolidated affiliates	(1)	—	(2)	1
Net income from continuing operations	443	432	1,395	1,277
Net income from discontinued operations	3	3	1	21
Net income	446	435	1,396	1,298
Net income attributable to noncontrolling interests	(1)	(2)	(1)	(5)
Net income attributable to Precision Castparts Corp. ("PCC")	$445	$433	$1,395	$1,293
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$3.11	$2.96	$9.71	$8.73
Net income per share from discontinued operations	0.02	0.02	0.01	0.14
Net income per share	$3.13	$2.98	$9.72	$8.87
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$3.09	$2.94	$9.65	$8.67
Net income per share from discontinued operations	0.02	0.02	—	0.14
Net income per share	$3.11	$2.96	$9.65	$8.81
Weighted average common shares outstanding:
Basic	142.3	145.3	143.5	145.7
Diluted	143.2	146.5	144.5	146.7
	Three Months Ended		Nine Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Sales by Segment
Investment Cast Products	$632	$609	$1,888	$1,833
Forged Products	1,029	1,007	3,192	3,083
Airframe Products	798	722	2,421	2,101
Total	$2,459	$2,338	$7,501	$7,017
Segment Operating Income (Loss)[2]
Investment Cast Products	$229	$218	$680	$650
Forged Products	239	257	813	773
Airframe Products	241	216	731	631
Corporate expense	(39)	(36)	(112)	(115)
Consolidated segment operating income	670	655	2,112	1,939
Interest expense	17	20	51	59
Interest income	(1)	(1)	(3)	(3)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$654	$636	$2,064	$1,883

[1] Reported results for the three and nine months ended December 29, 2013 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET, CASH FLOW AND SALES INFORMATION
(Unaudited; in millions)

	December 28, 2014	March 30, 2014
Cash and Debt Balances
Cash	$430	$361
Total Debt	$4,147	$3,572
Total PCC Shareholders' Equity	$11,787	$11,386
Total Debt, as % of Total Capitalization	26.0%	23.9%
Working Capital Items[1]
Receivables, Net	$1,701	$1,569
Inventories	3,740	3,426
Accounts Payable	1,108	1,039
Total	$4,333	$3,956

	Three Months Ended
	December 28, 2014	December 29, 2013
Selected Cash Flow Items[1]
Depreciation and Amortization	$81	$76
Capital Expenditures	$(107)	$(85)
Acquisitions of Businesses, Net of Cash Acquired	$(8)	$(688)

	Three Months Ended
	December 28, 2014	December 29, 2013
Sales by Market[1]
Aerospace	70%	69%
Power	17%	18%
General Industrial & Other	13%	13%

[1] Reported results exclude discontinued operations.